Elizabeth L. Gioia Vice President, Corporate Counsel
The Prudential Insurance Company of America 751 Broad Street, Newark, NJ 07102-3777 Tel 203 402-1624 elizabeth.gioia@prudential.com

February 5, 2026

VIA EDGAR

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Re:    Pruco Life Insurance Company
    Pre-Effective Amendment No. 1 to the Registration Statement on Form S-3
    File No. 333-290153

Members of the Commission:

In my capacity as Vice President and Corporate Counsel of the Prudential Insurance Company of America, I have reviewed the establishment of Pruco Life Insurance Company (“Pruco Life”), pursuant to the provisions of Section 20-651 of the Arizona Insurance Code. I was responsible for the oversight of the preparation and review of the above-referenced Registration Statement on Form S-3 filed by Pruco Life in 2026 with the U.S. Securities and Exchange Commission under the Securities Act of 1933 for the registration of certain contingent deferred annuity contracts (“Contracts”) issued by Pruco Life.

I am of the following opinion:

(1) Pruco Life was duly organized under the laws of the State of Arizona and is a validly existing corporation;

(2) Pruco Life is authorized to issue the Contracts in those states in which it is admitted and where the issuance and sale of the Contracts is authorized by each applicable state insurance regulator; and

(3) the Contracts, when issued and sold pursuant to the terms described in the Registration Statement, will constitute validly issued and binding obligations of Pruco Life in accordance with their terms.

In arriving at the foregoing opinion, I have made such examination of law and examined such records and other documents as I judged to be necessary or appropriate.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Elizabeth L. Gioia
Elizabeth L. Gioia
Vice President, Corporate Counsel